PURCHASE AND SALE AGREEMENT

THIS AGREEMENT made as of the 21st day of December, 2007.

BETWEEN:

APACHE CORPORATION, a Delaware corporation (hereinafter referred to as "Seller")

- and -

VANGUARD PERMIAN, LLC, a Delaware limited liability company (hereinafter referred to as "Purchaser")

WHEREAS Seller wishes to sell and Purchaser wishes to purchase the Assets, subject to and in accordance with the terms and conditions hereof;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties have agreed as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

(a)	"AFE's" means the authorities for expenditure, operations notices, amounts budgeted pursuant to any Contract and mail ballots, if any, set out in Schedule "M" under the heading "AFE's";

(b)
“Affiliate” means, with respect to any individual or entity, any other individual or entity that directly or indirectly controls, is controlled by or is under common control with such individual or entity, with “control” in such context meaning the ability to direct the management or policies of an individual or entity through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise;

(c)	“Allocated Value” means, with respect to a Property scheduled on Schedule “G”, that portion of the Purchase Price allocated to such Property as set forth on Schedule “G”;

(d)
"Assets" means all of Seller’s right, title and interest in and to the Leases, Mineral Rights, Wells, Hydrocarbons, Real Property, Equipment, Pipelines, Easements, Contracts, Imbalances and Records, save and except the Excluded Assets;

(e)	“Breakage Costs” shall have the meaning ascribed thereto in Section 9.3;

(f)	"Business Day" means a day other than a Saturday, a Sunday or a holiday on which commercial banks in Houston, Texas are not open to the public;

(g)
"Certificate" means a written certification of a matter or matters of fact which, if required from a corporation, shall be made by an officer of the corporation, on behalf of the corporation and not in any personal capacity;

(h)	"Closing" means the closing of the purchase and sale of the Assets herein provided for;

(i)	"Closing Place" means the offices of Seller, or such other place as may be agreed upon in writing by Seller and Purchaser;

(j)
"Closing Time" means the hour of 9:00 a.m. Central Time on the 31st day of January, 2008, unless extended by Purchaser upon not less than ten (10) days’ prior, written notice to Seller (and except that Purchaser may not extend the Closing Time later than February 29, 2008); provided that, if Purchaser extends the Closing Time and if Closing does not occur by January 31, 2008, interest shall accrue on the Purchase Price at the Prime Interest Rate for the period between the Effective Time and the Closing Time, and provided further that if Closing does not occur on or before March 31, 2008, either Party may terminate this Agreement upon written notice to the other Party unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement;

(k)	“Code” means the Internal Revenue Code of 1986, as amended;

(l)
“Contracts” means to the extent transferable, all contracts, agreements and instruments by which any of the Leases, Mineral Rights, Real Property, Wells, Hydrocarbons, Equipment, Pipelines or Easements are bound or which otherwise relate thereto, but only such portions thereof to the extent applicable to the Leases, Mineral Rights, Real Property, Wells, Hydrocarbons, Equipment, Pipelines or Easements, including the Material Contracts and product purchase and sale contracts, gas gathering contracts, salt water disposal agreements, processing agreements, transportation agreements, surface use agreements, facilities sharing agreements, compression agreements, production handling agreements, equipment leases, farmouts and farmins, options, orders, unitization, pooling, spacing or consolidation agreements and operating agreements;

(m)	"Counsel" means any Houston attorney or law firm thereof retained by Seller or Purchaser, as the case may be;

(n)
"Damages" means any and all demands, actions, causes of action, suits, losses, penalties, fines, forfeitures, costs, claims, damages, expenses and liabilities in respect of which a Party has a claim pursuant to this Agreement including without limitation reasonable cost of defense and settlement and court costs, reasonable attorneys’ fees and expert witnesses’ fees;

(o)	"Deposit" shall have the meaning ascribed thereto in Section 2.2(a);

(p)
"Easements" means to the extent transferable, all rights-of-way, easements, servitudes, subsurface leases, permits and licenses appurtenant to the Leases, Mineral Rights, Wells, Equipment or Pipelines, including those described on Schedule "D", but only such portions thereof as are applicable to the Leases, Mineral Rights, Real Property, Wells, Equipment or Pipelines;

(q)	"Effective Time" means the hour of 12:01 a.m., at the location of the Assets, on the 1st day of October, 2007;

(r)	"Environmental Defect Adjustment" shall have the meaning ascribed thereto in Section 11.2(c);

(s)
"Environmental Law(s)" means all federal, state and municipal statutes, regulations, common law, governmental orders and directives respecting the protection or conservation of the environment, the control of or contamination or pollution or the investigation, remediation or restoration of soil, air or water (including, without limitation, ground water) applicable to the Assets in effect as of the date of this Agreement and as interpreted by court decisions or administrative orders as of the date of this Agreement in the jurisdiction in which such Asset is located. Environmental Laws do not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or merely recommended, but not required, by a governmental authority;

(t)
"Environmental Liabilities" means any and all Damages in respect of the environment attributable to the Assets, including any such damage relating to any wells, facilities or pipelines ever located on or associated with the Assets, including those which have been abandoned, or which arise in connection with the ownership thereof or operations pertaining thereto, including, without limitation, liabilities related to or arising from:

(i)	transportation, storage, use or disposal of toxic or hazardous substances;

(ii)	release, spill, escape or emission of toxic or hazardous substances;

(iii)	pollution or contamination of or damage to the environment;

(iv)	violations of Environmental Laws;

(v)	Third Parties (including, without limitation, oil and gas operations, damage to property, personal injury and death); or

(vi)
obligations (other than the normal and ordinary, whether regulatory, contractual or otherwise, obligations for reclamation, remediation and abandonment of wellsites at the end of the life of such wells) to take action to prevent or rectify damage to or otherwise protect the environment;

and, for purposes of this Agreement, "the environment" includes, without limitation, the air, the surface and subsurface of the earth, bodies of water (including, without limitation, rivers, streams, lakes, aquifers and groundwater) and plant and animal life (including humans). For further clarity, Environmental Liabilities include any environmental pollution, contamination, damage or other environmental problem regardless of when such damage arose;

(u)
"Equipment" means all personal property, fixtures, improvements, and facilities appurtenant to the Leases, Mineral Rights, Real Property or Wells or used exclusively in connection with the ownership or operation of the Leases, Mineral Rights, Real Property or Wells or the production, treatment, sale or disposal of Hydrocarbons;

(v)	"Excluded Assets" means:

(i)
other than with respect to Imbalances, all accounts receivable arising out of, associated with, or relating to the Assets that, in accordance with GAAP, are attributable to the period prior to the Effective Time, regardless of when received, including all insurance proceeds and third party recoveries attributable to any event occurring prior to the Effective Time;

(ii)
other than with respect to Imbalances, all claims and rights relating to overpayments or refunds of costs and expenses (including Taxes and Royalties) arising out of, associated with, or relating to the Assets that, in accordance with GAAP, are attributable to the period prior to the Effective Time, including the right to initiate, prosecute or participate in, at Seller’s sole cost and expense, all audits, audit claims and tax claims or proceedings relating to or including periods prior to the Effective Time, regardless of when commenced or received, arising out of or under applicable law, contracts and agreements or otherwise, and to recover all revenues, proceeds, costs and expenses claimed or shown by such audits or proceedings as owing to the owner of the Assets for periods prior to the Effective Time;

(iii)
(A) with respect to any Pipeline, Contract or Easement that relates in part to the Assets and in part to other assets or interests of Seller that can be assigned in part to Purchaser, all portions of such Pipeline, Contract or Easement that do not relate solely to the Assets and (B) with respect to any Pipeline, Contract or Easement that relates in part to the Assets and in part to other assets or interests of Seller that cannot be assigned in part to Purchaser, the entirety of such Pipeline, Contract or Easement;

(iv)
all proprietary and licensed seismic data; provided, however, that to the extent Seller holds proprietary seismic data covering the Leases which Seller has the right to license without charge, Seller agrees to license such data to Purchaser without any licensing fee (provided that Purchaser shall pay any applicable charges, costs and fees that may be incurred in connection with such license), to the extent it covers the Leases, pursuant to Seller’s standard form of seismic license agreement;

(v)	all Records that may be retained by Purchaser pursuant to Section 3.3;

(vi)
all computers, proprietary software, and communications equipment except metering equipment that is integral to the production of Hydrocarbons from the Leases or that is located on the lands covered by the Leases;

(vii)	all tools, vehicles and other equipment and material temporarily located on the Real Property or on the Leases or lands pooled or unitized therewith;

(viii)
any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with Seller or any affiliated or subsidiary company or entity of Seller or any business of Seller or of any its affiliated or subsidiary companies or entities; and

(ix)	the items identified on Schedule ”F”;

(w)	“Final Settlement” shall have the meaning ascribed thereto in Section 7.1(b);

(x)	“GAAP” means generally accepted accounting principles in effect in the United States, as amended from time to time, using the accrual method of accounting;

(y)	"General Conveyance" means the general assignment and conveyance in the form of Schedule "H";

(z)	“Hedge” shall have the meaning ascribed thereto in Section 9.3;

(aa)
“Hydrocarbons” means all natural gas, casinghead gas, drip gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons (including produced water and carbon dioxide), whether gaseous or liquid, produced from or attributable to the Leases, Mineral Rights or Wells after the Effective Time;

(bb)
"Imbalances" means all rights with respect to overproduction, underproduction, overdelivery or underdelivery of Hydrocarbons produced from or allocated to the Leases, Mineral Rights or Wells or otherwise attributable to any Equipment, Pipeline or Contract, regardless of when such rights arose or whether attributable to any facility, wellhead, pipeline, plant, gathering system, transportation system or otherwise, including, without limitation, the Imbalances disclosed on Schedule “T”;

(cc)	“Interim Accounting of Adjustments” shall have the meaning ascribed thereto in Section 7.1(a)(x);

(dd)
"Leases" means the leasehold estates created by the oil and gas leases described on Schedule "A", together with all other interests of Seller in the Leases including overriding royalty interests, production payments and other payments out of or measured by the value of oil and gas production from or attributable to the Leases and/or Mineral Rights;

(ee)
“Losses” means any and all claims, demands, suits, causes of action, proceedings, judgments, losses, charges, fines, penalties, and fees, costs and expenses (including, without limitation, court costs, reasonable attorneys’ fees, and expert witnesses’ fees) sustained, suffered or incurred in connection with, or related to, any matter which is the subject of indemnification under Article 6; provided, however, that in computing the amount of any Losses for purposes of determining the liability of a Party under Article 6, (a) the amount of any insurance proceeds actually received by the indemnified person, less any deductibles, shall be deducted from such Losses; (b) the amount of any Tax benefit actually used to reduce Taxes by the indemnified person arising from the incurrence or payment of any such Losses shall be deducted from such Losses; and (c) the amount of any Losses in the form of consequential or punitive Losses and Losses for lost profits shall not be included in Losses that an indemnified person may seek indemnification under Article 6, other than consequential and punitive Losses and Losses for lost profits actually paid to a Third Party that is not an indemnified person pursuant to an Third Party Claim. “Losses” shall not include any increased operational costs incurred as a result of any compliance obligations agreed to in a settlement;

(ff)
"Knowledge" means, with respect to Seller, the actual knowledge of any of the following officers and employees of Seller: John J. Christmann IV, Vice President - Business Development; Thomas E. Voytovich, Vice President - Central Region, Doug O’Neil, Operations Manager - Central Region, Timothy Custer, Manager - Business Development, David Woolf, Manager EH&S - Central Region, and Jeff Smith, Senior Technical Advisor - Business Development;

(gg)
"Material Contracts" means contracts for the sale, processing, injection, disposal or transportation of Hydrocarbons produced from the Leases, Mineral Rights or lands pooled or unitized therewith, including, without limitation, the contracts set out in Schedule "I" under the heading "Material Contracts" which are the contracts that are not terminable on less than thirty-one (31) days' notice;

(hh)	“Mineral Rights” means the fee mineral interests and mineral rights described on Schedule “B”;

(ii)	"Operator" means, in respect of a particular Asset, the designation of Seller as operator thereof under the applicable Contracts and/or Records;

(jj)	"Party" means a party to this Agreement;

(kk)	"Permitted Encumbrances" means:

(i)
lessors’ royalties, overriding royalties, production payments, net profits interests, unitization and pooling designations and agreements, reversionary interests and similar burdens that do not reduce the net revenue interest for any Property below that set forth on Schedule “G” for such Property or increase the working interest for any Property above that set forth on Schedule “G” for such Property without a proportionate increase in the corresponding net revenue interest;

(ii)	third party consents required for the transfer of any of the Assets as applicable following the consummation of the transactions contemplated by this Agreement;

(iii)	preferential rights to purchase all or any portion of the Assets as applicable following the consummation of the transactions contemplated by this Agreement;

(iv)	easements, rights-of-way, servitudes, licenses and permits on, over, across or in respect of any of the Assets;

(v)
rights reserved to or vested in any governmental agency to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable laws, rules and orders of any such governmental agency or under any franchise, grant, license or permit issued by any such governmental agency;

(vi)
materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, tax and other similar liens or charges arising in the ordinary course of business incidental to the construction, maintenance or operation of any of the Assets: (A) if they have not been filed pursuant to law; (B) if filed, that have not yet become due and payable and payment is being withheld as provided by law; or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action;

(vii)	Imbalances; and

(viii)
any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Assets that (i) do not materially reduce the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned), (ii) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, (iii) do not prevent Seller from receiving the proceeds of production, and (iv) do not operate to: (A) reduce the net revenue interest for any Property below that set forth on Schedule “G” for such Property; or (B) increase the working interest for any Property above that set forth on Schedule “G” for such Property without a proportionate increase in the corresponding net revenue interest;

(ll)
"Personal Information" means any information about an identifiable individual, other than that person's business title or business contact information (such as business phone and fax number, business address and business e-mail) when used or disclosed for the purpose of business communications;

(mm)
"Pipelines" means all flowlines, gathering lines, salt water disposal lines and other pipelines appurtenant to the Leases, Mineral Rights, Real Property or Wells or used exclusively in connection with the ownership or operation of the Leases, Mineral Rights, Real Property or Wells or the production, treatment, gathering, transportation, sale or disposal of Hydrocarbons or water produced in association therewith, including those Pipelines described on Schedule "E";

(nn)	"Prime Interest Rate" means the lesser of (i) the Prime Rate published in the Wall Street Journal plus 2% per annum or (ii) the maximum rate allowed by applicable law;

(oo)	"Property" means a specific line item identified on Schedule “G”;

(pp)	"Purchase Price" means the sum of money first set out in Section 2.2;

(qq)	"Purchaser's Certificate" means the certificate in the form of Schedule "K”;

(rr)	“Real Property” means all surface fee interests, surface leases and surface use agreements described on Schedule "C", including all improvements, buildings and other structures located thereon;

(ss)
“Records” means all records and files in the possession of Seller relating to the Leases, Mineral Rights, Wells, Real Property, Hydrocarbons, Equipment, Pipelines, Easements, Contracts or Imbalances, save and except for (A) records that Seller is prohibited from disclosing or transferring under any third party agreement, (B) information entitled to legal privilege, including attorney work product and attorney-client communications (except for title opinions, which shall be included in the Records), (C) economic projections and (D) records of offers from, or negotiations with, Purchaser or third parties with respect to any proposed transfer of any of the Assets and economic analyses associated therewith;

(tt)	“Revenues” shall have the meaning ascribed thereto in Section 7.1(a);

(uu)	"Rights of First Refusal" means any preferential, pre-emptive or first purchase right or similar right in respect of Seller's proposed sale of the Assets to Purchaser herein;

(vv)	“Sales Tax” means any and all transfer, sales, gross receipts, compensating use, use or similar taxes, and any associated penalties and interest;

(ww)	“Royalties” means all royalties, overriding royalties, rentals and other burdens based upon or measured by the ownership of the Assets or production of Hydrocarbons;

(xx)
"Specific Conveyances" means all conveyances, assignments, transfers, novations and other documents or instruments that are reasonably required or desirable to convey, assign and transfer the Assets to Purchaser and to novate Purchaser in the place and stead of Seller with respect to the Assets;

(yy)
“Taxes” means any and all ad valorem, property, production, excise, severance and similar taxes (other than income taxes) based upon or measured by the ownership of the Assets or production of Hydrocarbons (or the receipt of proceeds with respect thereto);

(zz)
"Third Party" means any individual or entity other than Seller and Purchaser, or an Affiliate of Seller or Purchaser, including without limitation any partnership, corporation, trust, unincorporated organization, union, government and any department and agency thereof and any heir, executor, administrator or other legal representative of an individual;

(aaa)	"Third Party Claim" means any action, proceeding, demand, claim or investigation by a Third Party that may result in a Loss;

(bbb)	"this Agreement", "herein", "hereto", "hereof" and similar expressions mean and refer to this Purchase and Sale Agreement;

(ccc)
“Title Defect” means any defect or irregularity in Seller’s title to any of the Assets, excluding Permitted Encumbrances and Rights of First Refusal and excluding any such defects or irregularities which do not or would not, if known, affect in a negative manner, any reasonable and bona fide economic evaluation of the affected Assets. Title Defects shall not include:

(i)	defects based solely on lack of information in Seller’s files;

(ii)	any of the matters disclosed on the Schedules to this Agreement;

(iii)
defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successors of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission has resulted in another party's actual and superior claim of title to the relevant Asset;

(iv)
defects or irregularities arising out of prior oil and gas leases or assignments which such defects or irregularities, on their face, expired more than ten (10) years prior to the Effective Time unless Purchaser provides irrefutable evidence that such defects or irregularities have resulted in a Third Party's actual and superior claim of title to the relevant Asset;

(v)	defects arising out of lack of survey;

(vi)	defects in the chain of title relating to periods prior to January 1, 1982;

(vii)
defects arising out of lack of corporate or other entity authorization unless Purchaser provides affirmative evidence that the action was not authorized and results in another party's actual and superior claim of title to the relevant Asset;

(viii)	defects that are barred by limitations or that are defensible due to the fact that possession under applicable statutes of limitation or adverse possession has existed for the requisite time;

(ix)	rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(x)
defects based on failure to record leases issued by any federal agency or state, or any assignments of record title or operating rights in such leases, in the real property or other county or parish records of the county or parish in which such Asset is located;

(xi)
defects based on a gap in Seller's chain of title in the federal records as to federal leases, or in the state's records as to state leases or in the county records as to fee leases, unless such gap is affirmatively shown to exist in such records by an abstract of title or title opinion, which documents shall be included in a Purchaser’s notice delivered pursuant to Section 10.1 below;

(xii)
defects based on failure to pool all acreage in a drilling and spacing unit, if the affected lands are in the process of being pooled by Seller or failure to amend pooling orders for infill wells, or failure to appropriately file such pooling orders in the county records; and

(xiii)	defects based solely on the inability to access any records of Seller or any inadequacy or gap in Seller’s records;

(ddd)	"Title Defects Adjustment" shall have the meaning ascribed thereto in Section 10.2(c);

(eee)	"Title Valuation Referee" shall have the meaning ascribed thereto in Section 10.3;

(fff)
"Transferred Information" means the Personal Information to be disclosed or conveyed to Purchaser or any of its representatives or agents by or on behalf of Seller as a result of or in conjunction with the transactions contemplated herein, and includes all such Personal Information disclosed to Purchaser during the period leading up to and including the completion of the transactions contemplated herein;

(ggg)	"Seller's Certificate" means the certificate in the form of Schedule "J"; and

(hhh)
"Wells" means any and all oil and gas wells, salt water disposal wells, injection wells, and other wells and wellbores located on the Leases and/or Mineral Rights or lands pooled or unitized therewith, whether producing, plugged or unplugged, shut in, or permanently or temporarily abandoned.

1.2	Headings

The expressions "Article", "Section", "subsection", "clause", "subclause", "paragraph" and "Schedule" followed by a number or letter or combination thereof mean and refer to the specified article, Section, subsection, clause, subclause, paragraph and schedule of or to this Agreement.

1.3	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

1.4	Included Words

When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

1.5	Schedules

There are appended to this Agreement the following schedules pertaining to the following matters:

Schedule "A"	-	Leases
Schedule "B"	-	Mineral Rights
Schedule "C"	-	Real Property
Schedule "D"	-	Easements
Schedule "E"	-	Pipelines
Schedule "F"	-	Excluded Assets
Schedule "G"	-	Allocated Values
Schedule "H"	-	Form of General Conveyance
Schedule "I"	-	Material Contracts
Schedule "J"	-	Seller's Certificate
Schedule "K”	-	Purchaser's Certificate
Schedule "L”	-	Form of Novation Agreement
Schedule "M"	-	AFE's
Schedule "N"	-	Environmental Orders
Schedule "O"	-	Rights of First Refusal
Schedule “P”	-	Litigation
Schedule “Q”	-	Taxes and Royalties
Schedule “R”	-	Financial Commitments
Schedule “S”	-	Compliance with Laws
Schedule “T”	-	Imbalances
Schedule “U”	-	Compliance Orders
Schedule “V”	-	Unresolved Audits
Schedule “W”	-	Royalties or Tax Claims
Schedule “X”	-	Hedge Schedule

Such schedules are incorporated herein by reference as though contained in the body hereof. Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

ARTICLE 2
PURCHASE AND SALE

2.1	Purchase and Sale

Subject to and in accordance with the terms of this Agreement, Seller hereby agrees to sell and Purchaser hereby agrees to purchase from Seller the Assets, subject to the Permitted Encumbrances.

2.2	Purchase Price

The aggregate consideration to be paid by Purchaser to Seller for Seller's interest in and to the Assets shall be Seventy Eight Million Three Hundred Thousand Dollars ($78,300,000) (the "Purchase Price") payable as follows:

(a)	ten percent (10%) of the Purchase Price representing an earnest money deposit and being payable by Purchaser to Seller upon execution of this Agreement (the "Deposit"); and

(b)	the balance of the Purchase Price, as adjusted, payable at Closing, subject to any post-Closing adjustments in accordance with Article 7 hereof.

2.3	Deposit

Seller acknowledges receipt from Purchaser of the Deposit. Seller will invest the Deposit in an interest bearing account. If Closing occurs at the Closing Time, the Deposit (plus accrued interest as described in the following paragraph) shall be retained by Seller and applied towards the Purchase Price. If Closing does not occur at the Closing Time, the Deposit (plus interest) shall be governed by Section 13.2.

If Closing does not occur and the Deposit is returned to Purchaser pursuant to Section 4.1, Purchaser shall receive interest on the Deposit (and not compounded) from the date the Deposit was received up to and including the date the Deposit is returned to Purchaser. For purposes of this clause only, “interest” shall mean the interest which Seller actually receives on the Deposit less any fees which Seller actually incurred in maintaining the Deposit, including, without limitation, and escrow fees incurred in connection with Seller’s anticipated performance of a like-kind exchange as is contemplated under Section 2.6(c) below. Seller shall provide evidence of such interest to Purchaser upon request.

2.4	Form of Payment

All payments to be made pursuant to this Agreement shall be in U.S. funds. All payments to be made at Closing shall be made by wire transfer.

2.5	Allocation of Purchase Price

The allocation of the Purchase Price provided for on Schedule "G" is intended to comply with the allocation method required by Section 1060 of the Code. Purchaser and Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 and regulations thereunder, including the filing by Purchaser and Seller of an IRS Form 8594 with their federal income tax returns for the taxable year in which Closing occurs.  Purchaser and Seller agree that each will not take for income tax purposes, or permit any affiliated or subsidiary company to take, any position inconsistent with the allocation of Purchase Price set forth on Schedule "G". PURCHASER SHALL DEFEND, INDEMNIFY AND HOLD SELLER AND ITS DIRECTORS, OFFICERS, SERVANTS, AGENTS, EMPLOYEES, CONSULTANTS AND REPRESENTATIVES HARMLESS FROM AND AGAINST ANY AND ALL LOSSES FOR THIRD PARTY CLAIMS WHICH ARISE OUT OF, ARE ASSOCIATED WITH, OR RELATE TO THE ALLOCATION OF THE PURCHASE PRICE AS SET FORTH IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY ASSERTION THAT SUCH ALLOCATION WAS NOT APPROPRIATE OR MADE IN GOOD FAITH) PROVIDED THAT SUCH INDEMNITY SHALL NOT APPLY TO ANY LIABILITY FOR TAXES ATTRIBUTABLE TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT FOR PENALTIES AND INTEREST ARISING OUT OF SUCH ALLOCATION OF THE PURCHASE PRICE.

2.6	Taxes

(a)
Seller shall bear all Taxes and assessments, including any federal, state or local taxes or assessments attributable to ownership or operation of the Assets prior to the Effective Time; and all deductions, credits or refunds pertaining to the aforementioned Taxes and assessments, no matter when received, belong to Seller.  Provided that Closing has occurred, Purchaser shall bear all Taxes and assessments, including any federal, state or local taxes and assessments attributable to ownership or operation of the Assets on and after the Effective Time (excluding Seller’s income taxes from the Effective Time through Closing); and all deductions, credits and refunds pertaining to the aforementioned Taxes and assessments attributable to such period, no matter when received, belong to Purchaser.  Taxes which are based on revenue from the Assets shall apply to the tax year for which the tax rendition is issued and be prorated based on the percentage of the assessment period occurring before and after the Effective Time.  Actual amounts shall be accounted for in the Final Adjustment.  Purchaser shall bear all sales Taxes, if any, on the transaction contemplated by this Agreement.  Each Party is responsible for filing any tax returns and handling payment of any Tax due under the law during the period when it or its Affiliate holds title to the Assets.

(b)
The Parties agree that this sale is an occasional sale of assets by Seller and not a sale in the ordinary course of business.  The Parties will take commercially reasonable actions to assert and establish the occasional sale exemption from Sales Tax associated with the transactions contemplated hereby.  If Sales Tax is due and owing as a result of Seller’s transfer of the Assets to Purchaser, Purchaser shall be solely responsible and liable for any and all such Sales Tax.  Before the Closing Time, Purchaser and Seller shall agree on the value of the tangible personal property being transferred and Purchaser shall provide Seller with documentation detailing the basis for Purchaser’s allocation of the Purchase Price to any Assets that are subject to Sales Tax.  Purchaser shall provide Seller with an exemption certificate for any tangible personal property included in the Assets for which it claims a Sales Tax exemption.  Seller shall invoice, and Purchaser shall pay, any Sales Tax on Purchaser’s acquisition of all nonexempt tangible personal property and Seller shall remit the Sales Tax to the applicable governmental entity.  NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, PURCHASER RELEASES SELLER FROM AND SHALL FULLY PROTECT, DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL LOSSES (NO MATTER WHEN INCURRED OR ASSERTED) RELATING TO, ARISING OUT OF, OR CONNECTED WITH, DIRECTLY OR INDIRECTLY, SALES TAX RESULTING FROM OR ASSOCIATED WITH SELLER’S TRANSFER OF ASSETS TO PURCHASER.  THIS INDEMNITY AND DEFENSE OBLIGATION APPLIES REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF SELLER OR ANY PRE-EXISTING DEFECT. If Seller is later required to pay any additional Sales Tax, interest, or penalty thereon, Purchaser shall reimburse Seller within thirty (30) days after receipt of Seller’s written notice of the payment.

(c)
Seller reserves the right to structure the transaction contemplated hereby as a non-simultaneous like-kind exchange under section 1031 of the Code. If Seller so elects, Purchaser shall execute all documents reasonably necessary to affect such non-simultaneous like-kind exchange but shall not be required to incur any expense or obligation in connection with such exchange.

ARTICLE 3
CLOSING

3.1	Closing

Closing shall take place at the Closing Place at the Closing Time if there has been satisfaction or waiver of the conditions of Closing herein contained. Subject to all other provisions of this Agreement, possession, risk and beneficial ownership of Seller's interest in and to the Assets shall pass from Seller to Purchaser at the Closing Time.

3.2	Deliveries at Closing

(a)	At Closing, Seller shall table the following:

(i)	the General Conveyance fully executed by Seller;

(ii)	all Specific Conveyances, if any are necessary, fully executed by Seller;

(iii)	copies of all consents to disposition and waivers of Rights of First Refusal obtained by Seller with respect to the sale of the Assets to Purchaser;

(iv)	Interim Accounting of Adjustments;

(v)	the Novation Agreement in substantially the form attached hereto as Schedule “L” assigning the Hedge to VGN (as such term is defined in Section 9.3);

(vi)	Seller's Certificate;

(vii)
a certificate, dated as of the Closing Time, duly executed by an authorized officer of Seller (a) attaching and certifying on behalf of Seller those instruments authorizing the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby; and (b) certifying on behalf of Seller the incumbency of each officer of Seller executing this Agreement or any document delivered at Closing on behalf of Seller; and

(viii)	such other items as may be specifically required hereunder.

(b)	At Closing, Purchaser shall table the following:

(i)	the amounts payable at Closing on account of the Purchase Price;

(ii)	Interim Accounting of Adjustments;

(iii)	Purchaser's Certificate;

(iv)
a certificate, dated as of the Closing Time, duly executed by an authorized officer of Purchaser (a) attaching and certifying on behalf of Purchaser those instruments authorizing the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby; and (b) certifying on behalf of Purchaser the incumbency of each officer of Purchaser executing this Agreement or any document delivered at Closing on behalf of Purchaser; and

(v)	such other items as may be specifically required hereunder.

In addition, Purchaser will have previously executed the General Conveyance and the Specific Conveyances; and Purchaser shall have caused VGN and the counterparty to the Hedge to have executed the Novation Agreement tabled by Seller pursuant to Section 3.2(a)(v) above.

3.3	Delivery of Records

Seller shall deliver to Purchaser, at Purchaser's cost, within seven (7) days after Closing the original copies of all Records which are now in the possession of Seller or of which it gains possession prior to Closing. Notwithstanding the foregoing, if and to the extent such Records also pertain to interests other than the Assets or to such obligations as Seller may expressly retain under this Agreement, photocopies or other copies may be provided to Purchaser in lieu of original copies within thirty (30) days after Closing.

3.4	Specific Conveyances

Purchaser shall bear all costs incurred in recording the General Conveyances and any Specific Conveyances and recording any further assurances required to convey the Assets to Purchaser. Purchaser shall record all such instruments promptly after Closing.

ARTICLE 4
CONDITIONS OF CLOSING

4.1	Purchaser's Conditions

The obligation of Purchaser to purchase Seller's interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made a part hereof for the exclusive benefit of Purchaser and may be waived by Purchaser:

(a)	the representations and warranties of Seller herein contained shall be true in all material respects when made and as of the Closing Time;

(b)	all obligations of Seller contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects; and

(c)	from the date of execution of this Agreement to the Closing Time, the Assets shall have suffered no material adverse physical damage that is material to the Assets in the aggregate.

If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with, or waived by Purchaser, at or before the Closing Time, Purchaser may rescind this Agreement as provided in Article 13.

4.2	Seller's Conditions

The obligation of Seller to sell its interest in and to the Assets is subject to the following conditions precedent, which are inserted herein and made a part hereof for the exclusive benefit of Seller and may be waived by Seller:

(a)	the representations and warranties of Purchaser herein contained shall be true in all material respects when made and as of the Closing Time;

(b)	all obligations of Purchaser contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects;

(c)	all amounts to be paid by Purchaser to Seller at Closing shall have been paid to Seller in the form stipulated in this Agreement; and

(d)	Purchaser shall have caused VGN to assume all of Seller's liabilities and obligations under the Hedge.

If any one or more of the foregoing conditions precedent has or have not been satisfied, complied with, or waived by Seller, at or before the Closing Time, Seller may rescind this Agreement as provided in Article13.

4.3	Efforts to Fulfill Conditions Precedent

Purchaser and Seller shall proceed diligently and in good faith and use all reasonable efforts to satisfy and comply with and assist in the satisfaction and compliance with the conditions precedent.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of Seller

Seller represents and warrants to Purchaser that:

(a)
Seller is a corporation duly organized and validly existing under the laws of the jurisdiction of incorporation of Seller, is authorized to carry on business in the states in which the Assets are located, and now has good right, full power and absolute authority to sell, assign, transfer, convey and set over the Assets according to the true intent and meaning of this Agreement;

(b)	Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the regulations promulgated pursuant thereto);

(c)
the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders' and directors' actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Seller is bound;

(d)
the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any judgment, decree, order, statute, regulation, rule or license applicable to Seller;

(e)	this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Seller enforceable against Seller in accordance with their terms;

(f)
Seller has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the transaction to be effected by it for which Purchaser shall have any obligation or liability;

(g)
except as expressly set forth in this Agreement, Seller does not warrant title to the Assets but Seller does warrant that except for Permitted Encumbrances the Assets will be free and clear of all liens, mortgages, encumbrances and adverse claims created by, through or under Seller;

(h)
to the Knowledge of Seller, Seller has not received notice of default and is not, to the Knowledge of Seller, in any default under any order, writ, injunction or decree of any court or of any commission or administrative agency, which might result in impairment or loss of Seller's interest in and to the Assets or which might otherwise materially adversely affect the Assets;

(i)
except as set forth on Schedule “P”, to the Knowledge of Seller, no suit, action or other proceeding before any court or governmental agency has been commenced against Seller or, to the Knowledge of Seller, has been threatened against Seller, which might result in impairment or loss of Seller's interest in and to the Assets or which might otherwise materially adversely affect the Assets;

(j)
except as set forth on Schedule “Q”, in respect of those portions of the Assets where Seller is the Operator and, in respect of the other portions of the Assets to the best of its Knowledge, and except for the Permitted Encumbrances, all Taxes and assessments based on, or measured by, the ownership of the Assets or the production of Hydrocarbons from the Assets, or the receipt of proceeds from them, and all Royalties accruing prior to Closing Time, that are payable by it will be or will have been properly paid and discharged prior to the date they became due;

(k)
except as set forth on Schedule “R”, in respect of the Assets, except in connection with the AFE's, to the Knowledge of Seller there are no financial commitments of Seller which are due as of the date hereof or which may become due by virtue of matters occurring or arising prior to the date hereof, other than usual operating expenses incurred in the normal conduct of operations or those to which Seller's share is less than $50,000;

(l)
except as set forth on Schedule “S”, to the Knowledge of Seller, all of the Assets operated by Seller while Seller was the Operator thereof, were operated in accordance with generally accepted oil and gas oilfield practices and in material compliance with all applicable statutes, laws, rules, regulations, orders and directions of governmental and other competent authorities, provided that nothing in this representation and warranty shall be construed as a statement by it on any matter pertaining to the environmental status of the Assets, its compliance with Environmental Law or to the presence or absence of environmental damage or contamination or other environmental concern, defect or Environmental Liabilities;

(m)	except as set forth in Schedule "N", Seller has no Knowledge of and has not received:

(i)
any orders or directives under the Environmental Laws which relate to environmental matters of a material nature and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects; or

(ii)
any demand or notice issued with respect to the breach of any Environmental Law applicable to the Assets, including without limitation, respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding on the date hereof;

(n)
the Transferred Information does not contain any Personal Information that does not directly relate to the administration of the Assets by Purchaser or the completion of the transactions as contemplated herein;

(o)	there are no bankruptcy proceedings pending, being contemplated by, or to the Knowledge of Seller, threatened against Seller;

(p)
except as set forth on Schedule “P”, Seller has not received written notice of any pending and has no Knowledge of any threatened, proceeding, action, suit, claim or investigation before any federal, state, provincial or other governmental court, or any arbitrator, board of arbitration or similar entity involving the Assets or Seller with respect to the Assets;

(q)	except as set forth on Schedule “T”, to the Knowledge of Seller, Seller has no Imbalances as of the date of this Agreement;

(r)
the Assets (and the production therefrom) are not subject to any oil and gas purchase agreement or similar marketing arrangement not cancellable on thirty-one (31) days notice other than those listed on Schedule “I”, nor are any of the Assets subject to any agreements with any Affiliate of Seller that cannot be terminated immediately upon Closing without penalty, cost or liability to Purchaser;

(s)
except as set forth on Schedule “U”, to the Knowledge of Seller, the Assets are not subject to any agreements, consent orders, administrative orders or similar obligations based on a violation or alleged violation of laws;

(t)
except as set forth on Schedule “V”, to the Knowledge of Seller, as of the date of this Agreement, Seller is not currently undergoing (i) as operator, any unresolved audit of the joint account under the applicable joint operating agreement or (ii) any audits conducted by any governmental authority for the improper payment of or miscalculation of Royalties and Taxes;

(u)
except as set forth on Schedule “W”, to the Knowledge of Seller, there is no pending or threatened claims for underpayments of any Royalty or Taxes attributable to the production of Hydrocarbons from the Assets;

(v)
Seller acknowledges that Purchaser has no obligation under this Agreement to employ any employee previously employed by Seller and Seller has made no representation to Seller’s employees concerning employment with Purchaser or continued employment with Seller after the Closing Time;

(w)	to the Knowledge of Seller, except for the Rights of First Refusal identified in Schedule “O,” there are no Rights of First Refusal pertaining to the Assets; and

(x)
except for the Material Contracts identified in Schedule "I", Seller is not a party to and Seller's interest in and to the Assets is not otherwise bound or affected by any production sales contracts pertaining to the Hydrocarbons or any of them that cannot be terminated on notice of thirty-one (31) days or less (without an early termination penalty or other cost).

5.2	Limitation

(a)
SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ASSETS, EXCEPT AS CONTAINED IN SECTION 5.1. SELLER DISCLAIMS ANY LIABILITY OR RESPONSIBILITY FOR ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED OR OTHERWISE, THAT MAY HAVE BEEN MADE OR ALLEGED TO HAVE BEEN MADE AND CONTAINED IN ANY DOCUMENT OR STATEMENT MADE OR COMMUNICATED TO PURCHASER INCLUDING, BUT NOT LIMITED TO, ANY INFORMATION MEMORANDUM AND ANY OPINION, INFORMATION OR ADVICE PROVIDED TO PURCHASER BY ANY SHAREHOLDER, DIRECTOR, OFFICER, SERVANT, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER IN RESPECT OF:

(i)	THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS FROM THE ASSETS;

(ii)
ESTIMATES OF PRICES OR FUTURE CASH FLOWS ARISING FROM THE SALE OF HYDROCARBONS PRODUCED FROM THE ASSETS OR ESTIMATES OF OTHER REVENUES ATTRIBUTABLE TO THE ASSETS OR THE AVAILABILITY OR CONTINUED AVAILABILITY OF TRANSPORTATION TO SELL THOSE HYDROCARBONS;

(iii)	ANY ENGINEERING, GEOLOGICAL OR OTHER INTERPRETATIONS OR ECONOMIC EVALUATIONS RESPECTING THE ASSETS; AND

(iv)	THE QUALITY, CONDITION, FREEDOM FROM DEFECTS, FITNESS OR SUITABILITY FOR PURPOSE OR MERCHANTABILITY OF ANY OF THE ASSETS.

(b)
Purchaser acknowledges it has made, and will continue prior to Closing Time to make, its own independent examination, investigation, analysis, evaluation and verification of the Assets, including Purchaser’s own estimate and appraisal of the extent and value of the Hydrocarbons attributable to the Assets and, except as set forth in the representations and warranties in Section 5.1, it has relied solely on same as to its assessment of the condition (environmental or otherwise), quantum and value of the Assets;

(c)
Except with respect to the representations and warranties in Section 5.1, Purchaser forever releases and discharges Seller and its directors, officers, servants, agents, employees, consultants and representatives from any claims and all Damages to Purchaser or Purchaser’s assigns and successors, as a result of the use or reliance upon advice, information or materials pertaining to the Assets which was delivered or made available to Purchaser by Seller or its directors, officers, servants, agents, employees, consultants or representatives prior to or pursuant to this Agreement, including, without limitation, any evaluations, projections, reports and interpretive or non-factual materials prepared by or for Seller, or otherwise in Seller’s possession; and

(d)
Purchaser acknowledges that no information set out in the information memorandum provided to Purchaser in connection with this transaction will form the basis of this Agreement or any contract. Purchaser further acknowledges that it has not relied on or been induced to enter into this Agreement by any representation and warranty except as expressly set out in this Agreement.

5.3	Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller that:

(a)
Purchaser is a limited liability company duly organized and validly existing under the laws of the jurisdiction of organization of Purchaser, is authorized to carry on business in the states in which the Assets are located, and now has good right, full power and absolute authority to purchase the Assets according to the true intent and meaning of this Agreement;

(b)
the execution, delivery and performance of this Agreement has been duly and validly authorized by any and all requisite corporate, shareholders' and directors' actions and will not result in any violation of, be in conflict with or constitute a default under any articles, charter, bylaw or other governing document to which Purchaser is bound;

(c)
the execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under any judgment, decree, order, statute, regulation, rule or license applicable to Purchaser;

(d)	this Agreement and any other agreements delivered in connection herewith constitute valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms;

(e)
no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by Purchaser of this Agreement, other than authorizations, approvals or exemptions from requirement therefor, previously obtained and currently in force;

(f)
Purchaser is now, and hereafter shall continue to be, qualified to own and assume operatorship of oil, gas and mineral leases, including the Leases, in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated in this Agreement will not cause Purchaser to be disqualified as such an owner or operator. To the extent required by the applicable state and federal governmental bodies or agencies, Purchaser currently has, and will continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of such leases;

(g)
Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of this Agreement or the transaction to be effected by it for which Seller shall have any obligation or liability;

(h)
Purchaser is an experienced and knowledgeable active participant in the petroleum industry and is aware of all of the risks attendant thereto. Purchaser acknowledges that, except as otherwise set forth herein, Seller has made no representations or warranties whatsoever, express or implied, as to the reserves attributable to the Assets or the value thereof, or as to the condition or state of repair of any of the Assets, or as to the degree or extent of environmental impairment, if any, or as to the value thereof, or as to the legal, tax or other consequences of the transaction contemplated by this Agreement. In entering into this Agreement and except as set forth in this Agreement, Purchaser has relied solely upon its or its advisor's or agent's independent investigation of, and judgment with respect to, such matters; and

(i)
Purchaser has currently available all funds necessary to pay the Purchase Price and any other amounts contemplated by this Agreement. Purchaser's ability to consummate the transactions contemplated hereby is not contingent on its ability to complete any public or private placement of securities prior to or upon Closing.

5.4	Limitation

No claim under this Article 5 shall be made or be enforceable by a Party unless written notice of such claim, with reasonable particulars, is given by such Party to the Party against whom the claim is made within a period of twelve (12) months from the Closing Time. No claim shall be made by a Party in respect of the representations and warranties made by the other Party in this Agreement except pursuant to this Article 5.

ARTICLE 6
INDEMNITIES

6.1	SELLER'S INDEMNITY FOR REPRESENTATIONS AND WARRANTIES

EXCEPT AS OTHERWISE PROVIDED IN THIS ARTICLE 6 OR IN ARTICLE 7, SELLER SHALL:

(a)	REMAIN LIABLE FOR ALL LOSSES WHICH PURCHASER OR ITS DIRECTORS, OFFICERS, SERVANTS, EMPLOYEES, CONSULTANTS AND REPRESENTATIVES MAY SUFFER, SUSTAIN, PAY OR INCUR; AND, IN ADDITION

(b)
INDEMNIFY AND SAVE PURCHASER AND ITS DIRECTORS, OFFICERS, SERVANTS, AGENTS, EMPLOYEES, CONSULTANTS AND REPRESENTATIVES HARMLESS FROM AND AGAINST ALL LOSSES WHICH MAY BE CLAIMED OR BROUGHT BY A THIRD PARTY AGAINST PURCHASER OR ITS DIRECTORS, OFFICERS, SERVANTS, AGENTS, EMPLOYEES, CONSULTANTS OR REPRESENTATIVES, OR WHICH IT MAY SUFFER, SUSTAIN, PAY OR INCUR;

AS A RESULT OF ANY REPRESENTATION AND WARRANTY OF SELLER CONTAINED IN SECTION 5.1 (OTHER THAN SECTION 5.1(U) IN RESPECT OF ROYALTIES) BEING UNTRUE, PROVIDED HOWEVER THAT WRITTEN NOTICE OF A CLAIM HEREUNDER TOGETHER WITH REASONABLE PARTICULARS MUST HAVE BEEN PROVIDED TO SELLER WITHIN TWELVE (12) MONTHS OF THE CLOSING TIME, EXCEPT THAT WRITTEN NOTICE OF ANY CLAIM HEREUNDER FOR ANY BREACH OF THE REPRESENTATION AND WARRANTY CONTAINED IN SECTION 5.1(U) IN RESPECT OF ROYALTIES MUST BE PROVIDED TO SELLER WITHIN FIVE (5) YEARS OF THE CLOSING TIME.

6.2	PURCHASER'S INDEMNITY FOR REPRESENTATIONS AND WARRANTIES

EXCEPT AS OTHERWISE PROVIDED IN THIS ARTICLE 6 OR IN ARTICLE 7, PURCHASER SHALL:

(a)	REMAIN LIABLE FOR ALL LOSSES WHICH SELLER OR ITS DIRECTORS, OFFICERS, SERVANTS, EMPLOYEES, CONSULTANTS AND REPRESENTATIVES MAY SUFFER, SUSTAIN, PAY OR INCUR; AND, IN ADDITION

(b)
INDEMNIFY AND SAVE SELLER AND ITS DIRECTORS, OFFICERS, SERVANTS, AGENTS, EMPLOYEES, CONSULTANTS AND REPRESENTATIVES HARMLESS FROM AND AGAINST ALL LOSSES WHICH MAY BE CLAIMED OR BROUGHT BY A THIRD PARTY AGAINST SELLER OR ITS DIRECTORS, OFFICERS, SERVANTS, AGENTS, EMPLOYEES, CONSULTANTS OR REPRESENTATIVES, OR WHICH IT MAY SUFFER, SUSTAIN, PAY OR INCUR;

AS A RESULT OF ANY REPRESENTATION AND WARRANTY OF PURCHASER CONTAINED IN SECTION 5.3 BEING UNTRUE, PROVIDED HOWEVER THAT WRITTEN NOTICE OF A CLAIM HEREUNDER TOGETHER WITH REASONABLE PARTICULARS MUST HAVE BEEN PROVIDED TO PURCHASER WITHIN TWELVE (12) MONTHS OF THE CLOSING TIME.

6.3	GENERAL INDEMNITIES

(a)	PURCHASER'S GENERAL INDEMNITY

SUBJECT TO SELLER'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 6.1 AND IN ADDITION TO PURCHASER'S OTHER INDEMNITIES SET FORTH IN THIS ARTICLE 6, PURCHASER SHALL:

(I)	BE LIABLE TO SELLER FOR ALL LOSSES WHICH SELLER OR ITS DIRECTORS, OFFICERS, SERVANTS, EMPLOYEES, CONSULTANTS AND REPRESENTATIVES MAY SUFFER, SUSTAIN, PAY OR INCUR; AND, IN ADDITION

(II)
INDEMNIFY AND SAVE SELLER AND ITS DIRECTORS, OFFICERS, SERVANTS, AGENTS, EMPLOYEES, CONSULTANTS AND REPRESENTATIVES HARMLESS FROM AND AGAINST ALL LOSSES WHICH MAY BE CLAIMED OR BROUGHT BY A THIRD PARTY AGAINST SELLER OR ITS DIRECTORS, OFFICERS, SERVANTS, AGENTS, EMPLOYEES, CONSULTANTS OR REPRESENTATIVES, OR WHICH IT MAY SUFFER, SUSTAIN, PAY OR INCUR;

BY REASON OF ANY MATTER OR THING ARISING OUT OF, RESULTING FROM, ATTRIBUTABLE TO OR CONNECTED WITH THE ASSETS AND OCCURRING OR ACCRUING ON OR AFTER THE EFFECTIVE TIME, EXCEPT ANY CLAIMS, LIABILITIES, ACTIONS, PROCEEDINGS, DEMANDS, LOSSES, COSTS, DAMAGES (INCLUDING, WITHOUT LIMITATION, COURT COSTS, REASONABLE ATTORNEYS’ FEES, AND EXPERT WITNESSES’ FEES) AND EXPENSES, TO THE EXTENT THAT THE SAME ARE CAUSED BY THE GROSS NEGLIGENCE OR WILFUL OR WANTON MISCONDUCT OF SELLER.

(b)	SELLER'S GENERAL INDEMNITY

SUBJECT TO PURCHASER'S INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 6.2, 6.4 AND 6.5 AND IN ADDITION TO SELLER'S OTHER INDEMNITIES SET FORTH IN THIS ARTICLE 6, SELLER SHALL:

(I)	BE LIABLE TO PURCHASER FOR ALL LOSSES WHICH PURCHASER OR ITS DIRECTORS, OFFICERS, SERVANTS, EMPLOYEES, CONSULTANTS AND REPRESENTATIVES MAY SUFFER, SUSTAIN, PAY OR INCUR; AND, IN ADDITION

(II)
INDEMNIFY AND SAVE PURCHASER AND ITS DIRECTORS, OFFICERS, SERVANTS, AGENTS, EMPLOYEES, CONSULTANTS AND REPRESENTATIVES HARMLESS FROM AND AGAINST ALL LOSSES WHICH MAY BE CLAIMED OR BROUGHT BY A THIRD PARTY AGAINST PURCHASER OR ITS DIRECTORS, OFFICERS, SERVANTS, AGENTS, EMPLOYEES, CONSULTANTS OR REPRESENTATIVES, OR WHICH IT MAY SUFFER, SUSTAIN, PAY OR INCUR;

BY REASON OF ANY THIRD PARTY CLAIM ARISING OUT OF, RESULTING FROM, ATTRIBUTABLE TO OR CONNECTED WITH THE ASSETS AND OCCURRING OR ACCRUING BEFORE THE EFFECTIVE TIME, EXCEPT ANY CLAIMS, LIABILITIES, ACTIONS, PROCEEDINGS, DEMANDS, LOSSES, COSTS, DAMAGES (INCLUDING, WITHOUT LIMITATION, COURT COSTS, REASONABLE ATTORNEYS’ FEES, AND EXPERT WITNESSES’ FEES) AND EXPENSES, TO THE EXTENT THAT THE SAME ARE CAUSED BY THE GROSS NEGLIGENCE OR WILFUL OR WANTON MISCONDUCT OF PURCHASER, AND PROVIDED THAT PURCHASER HAS GIVEN TO SELLER WRITTEN NOTICE OF SUCH THIRD PARTY CLAIM TOGETHER WITH REASONABLE PARTICULARS WITHIN TWELVE (12) MONTHS OF THE DATE OF THIS AGREEMENT, EXCEPT THAT WRITTEN NOTICE OF ANY CLAIM HEREUNDER IN RESPECT OF THIRD PARTY CLAIMS FOR THE PAYMENT OF ROYALTIES MUST BE PROVIDED TO SELLER WITHIN FIVE (5) YEARS OF THE DATE OF THIS AGREEMENT.

6.4	ABANDONMENT AND RECLAMATION

PURCHASER SHALL BE RESPONSIBLE FOR THE TIMELY PERFORMANCE OF ALL DECOMMISSIONING, ABANDONMENT, REMEDIATION AND RECLAMATION OBLIGATIONS PERTAINING TO THE ASSETS. IN ADDITION, PURCHASER AGREES THAT IT SHALL:

(a)
BE SOLELY LIABLE AND RESPONSIBLE FOR ANY AND ALL CLAIMS, LIABILITIES, ACTIONS, PROCEEDINGS, DEMANDS, LOSSES, COSTS, DAMAGES (INCLUDING, WITHOUT LIMITATION, COURT COSTS, REASONABLE ATTORNEYS’ FEES, AND EXPERT WITNESSES’ FEES) AND EXPENSES WHICH SELLER OR ITS DIRECTORS, OFFICERS, SERVANTS, AGENTS, EMPLOYEES, CONSULTANTS AND REPRESENTATIVES MAY SUFFER, SUSTAIN, PAY OR INCUR; AND, IN ADDITION

(b)
INDEMNIFY AND SAVE SELLER AND ITS DIRECTORS, OFFICERS, SERVANTS, AGENTS, EMPLOYEES, CONSULTANTS AND REPRESENTATIVES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, ACTIONS, PROCEEDINGS, DEMANDS, LOSSES, COSTS, DAMAGES (INCLUDING, WITHOUT LIMITATION, COURT COSTS, REASONABLE ATTORNEYS’ FEES, AND EXPERT WITNESSES’ FEES) AND EXPENSES WHATSOEVER WHICH MAY BE BROUGHT AGAINST OR SUFFERED BY SELLER OR ITS DIRECTORS, OFFICERS, SERVANTS, AGENTS, EMPLOYEES, CONSULTANTS OR REPRESENTATIVES OR WHICH IT MAY SUFFER, SUSTAIN, PAY OR INCUR;

BY REASON OF ANY MATTER OR THING ARISING OUT OF, RESULTING FROM, ATTRIBUTABLE TO OR CONNECTED WITH PURCHASER'S FAILURE TO TIMELY PERFORM SUCH ABANDONMENT AND RECLAMATION OBLIGATIONS.

6.5	ENVIRONMENTAL MATTERS

NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS ARTICLE 6, IT IS UNDERSTOOD AND AGREED THAT PURCHASER IS ACQUIRING THE ASSETS ON AN “AS IS, WHERE IS” BASIS AS OF THE EFFECTIVE TIME. PURCHASER AGREES THAT IT HAS BEEN OR WILL BE PROVIDED PRIOR TO THE CLOSING TIME WITH THE RIGHT AND OPPORTUNITY TO CONDUCT DUE DILIGENCE INVESTIGATIONS WITH RESPECT TO EXISTING OR POTENTIAL ENVIRONMENTAL CONCERNS OR DEFECTS PERTAINING TO THE ASSETS; IS FAMILIAR WITH THE CONDITION AND USE OF THE ASSETS; IT CAN DETERMINE FOR ITSELF WHETHER THE ASSETS ARE SATISFACTORY FROM AN ENVIRONMENTAL STANDPOINT; AND IT IS NOT RELYING UPON ANY REPRESENTATION OR WARRANTY FROM SELLER AS TO THE CONDITION, ENVIRONMENTAL OR OTHERWISE, OF THE ASSETS. PURCHASER FURTHER AGREES THAT ON AND AFTER THE EFFECTIVE TIME IT SHALL:

(a)
BE SOLELY LIABLE AND RESPONSIBLE FOR ANY AND ALL CLAIMS, LIABILITIES, ACTIONS, PROCEEDINGS, DEMANDS, LOSSES, COSTS, DAMAGES (INCLUDING, WITHOUT LIMITATION, COURT COSTS, REASONABLE ATTORNEYS’ FEES, AND EXPERT WITNESSES’ FEES) AND EXPENSES WHICH SELLER OR ITS DIRECTORS, OFFICERS, SERVANTS, AGENTS, EMPLOYEES, CONSULTANTS AND REPRESENTATIVES MAY SUFFER, SUSTAIN, PAY OR INCUR; AND, IN ADDITION

(b)
INDEMNIFY AND SAVE SELLER AND ITS DIRECTORS, OFFICERS, SERVANTS, AGENTS, EMPLOYEES, CONSULTANTS AND REPRESENTATIVES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, ACTIONS, PROCEEDINGS, DEMANDS, LOSSES, COSTS, DAMAGES (INCLUDING, WITHOUT LIMITATION, COURT COSTS, REASONABLE ATTORNEYS’ FEES, AND EXPERT WITNESSES’ FEES) AND EXPENSES WHATSOEVER WHICH MAY BE BROUGHT AGAINST OR SUFFERED BY SELLER OR ITS DIRECTORS, OFFICERS, SERVANTS, AGENTS, EMPLOYEES, CONSULTANTS OR REPRESENTATIVES OR WHICH IT MAY SUFFER, SUSTAIN, PAY OR INCUR;

BY REASON OF ANY MATTER OR THING ARISING OUT OF, RESULTING FROM, ATTRIBUTABLE TO OR CONNECTED WITH ANY ENVIRONMENTAL LIABILITIES PERTAINING TO THE ASSETS, OR ANY OF THEM, WHETHER OCCURRING OR ACCRUING BEFORE, ON OR AFTER THE EFFECTIVE TIME. THIS LIABILITY AND INDEMNITY SHALL APPLY WITHOUT LIMIT AND WITHOUT REGARD TO CAUSE OR CAUSES, INCLUDING WITHOUT LIMITATION, THE NEGLIGENCE, WHETHER SOLE, CONCURRENT, GROSS, ACTIVE, PASSIVE, PRIMARY OR SECONDARY, OR THE WILFUL OR WANTON MISCONDUCT OF SELLER. PURCHASER HEREBY RELEASES SELLER FROM ANY CLAIMS PURCHASER MAY HAVE AGAINST SELLER. PURCHASER ACKNOWLEDGES AND AGREES THAT IT SHALL NOT BE ENTITLED TO ANY RIGHTS OR REMEDIES UNDER THE COMMON LAW OR STATUTE PERTAINING TO SUCH ENVIRONMENTAL LIABILITIES RELATIVE TO SELLER INCLUDING, WITHOUT LIMITATION, THE RIGHT TO NAME SELLER AS A THIRD PARTY TO ANY ACTION, INCLUDING ANY ACTION COMMENCED BY ANY PERSON AGAINST PURCHASER. NOTHING HEREIN CONTAINED SHALL PREJUDICE ANY CLAIMS OR REMEDIES THAT SELLER MAY HAVE AGAINST PURCHASER IN RELATION TO SUCH CLAIM OR REMEDY OUTSIDE THIS AGREEMENT INCLUDING RIGHTS AND REMEDIES UNDER THE COMMON LAW AND STATUTE.

6.6	Indemnity Claims

Other than claims made by Purchaser under Section 6.1 in respect of the representation and warranty of Seller contained in Section 5.1(u) and claims by Purchaser under Section 6.3(b) in respect of Third Party Claims for the payment of Royalties, no claim shall be made by a party pursuant to Section 6.1 or 6.3(b) unless and until the individual value of each unrelated claim pursuant to Section 6.1 or 6.3(b), as appropriate, shall exceed $100,000 and the aggregate value of all such claims exceeds two and one-half percent (2.5%) of the Purchase Price; and then only to the extent that the aggregate value exceeds two and one-half percent (2.5%) of the Purchase Price. Further, no claim for any Title Defect contained in a Title Defect notice, except for claims relating to any liens, mortgages, encumbrances and adverse claims created by, through or under Seller, shall be made by any party pursuant to Section 6.1.

ARTICLE 7
ADJUSTMENTS

7.1	Adjustments

(a)
Except as otherwise provided in this Agreement, all costs and expenses relating to the Assets (including, without limitation, rental payments, Taxes, maintenance, capital and operating costs and direct general and administrative costs) and all revenues relating to the Assets (including, without limitation, proceeds from the sale of used or surplus equipment not required for operations, proceeds of insurance maintained with respect to the Assets, fees from processing, treating or transporting Hydrocarbons on behalf of persons other than Seller, and amounts in respect of overhead paid to Seller) (“Revenues”) shall be apportioned as of the Effective Time between Seller and Purchaser on an accrual basis in accordance with GAAP, provided that:

(i)
cash call advances, operating fund advances and similar cash advances made by Seller in respect of the costs of operations relating to the Assets which are not applicable to costs incurred prior to the Effective Time will be transferred to Purchaser and an adjustment will be made in favor of Seller equal to the amount of the advance transferred;

(ii)	non-cash deposits made by Seller relative to operations relating to the Assets shall be returned to Seller and replaced by Purchaser;

(iii)
costs and expenses of work done, services provided and goods supplied shall be deemed to accrue for the purposes of this Article 7 when the work is done or the goods or services are provided, regardless of when such costs and expenses become payable;

(iv)
fees or revenues from or relating to gathering or transmission of clean oil and/or emulsion in the pipelines for or on behalf of persons other than Seller shall be apportioned on the basis of the date of such gathering or transmission;

(v)
adjustments relating to Imbalances shall be made in favor of Seller where Seller has an underbalanced position and in favor of Buyer where Seller has and overbalanced position, by an amount equal to the aggregate value as of the Effective Time of all Imbalances, such value to be $6.50 per MMBTU, less all applicable Royalties and Taxes;

(vi)
adjustments relating to production of Hydrocarbons, if any, shall be made in favor of Seller in respect of production beyond the wellhead at the Effective Time and in favor of Purchaser in respect of all other production;

(vii)
with respect to all Seller operated Wells and Equipment, adjustments in favor of Seller by an amount equal to overhead charges for the period from the Effective Time to the Closing Time which shall equal: (i) for Wells owned 100% by Seller, an overhead rate calculated on a per month per Well basis using the most recently published COPAS rate applicable to the Assets and (ii) for Wells where Seller’s interest is less than 100%, the overhead allocated to Seller’s interest under the applicable joint operating agreement (or which would be allocated to Seller’s interest if Seller was not the operator of such Well);

(viii)
adjustments in favor of Purchaser or Seller, as appropriate, for any benefits, liabilities and obligations with respect to payments or other obligations made by/to or owed by/to Seller related to the Hedge prior to the Novation Date;

(ix)
adjustments in favor of Purchaser by an amount equal to the sum of all adjustments to the Purchase Price (A) pursuant to Section 12.2(c) in respect of Rights of First Refusal, (B) pursuant to Section 10.2 in respect of Title Defects and (C) pursuant to Section 11.2 in respect of Environmental Liabilities; and

(x)
an interim accounting of the adjustments under this Article 7 in respect of revenues received and expenses paid on or before Closing Time will be made at Closing (the “Interim Accounting of Adjustments”). Seller shall prepare a written interim accounting based on its good faith estimate of all charges and credits to be adjusted at Closing and deliver it to Purchaser at least four (4) Business Days before Closing Time and make available to Purchaser all information reasonably necessary for Purchaser to understand and confirm the calculations contained herein.

(b)
Seller shall prepare, with Purchaser's cooperation, a final accounting and adjustment of all charges and credits to be adjusted between the parties pursuant to this Article 7 within one hundred and twenty (120) days following the Closing Time (the "Final Adjustment"). Seller shall pay Purchaser or Purchaser shall pay Seller, as the case may be, the net cash amount owing as specified in the Final Adjustment. Payment shall be made within ten (10) days of the Final Adjustment being ascertained. If an adjustment payment is not made as provided herein, interest shall accrue on such payment at the Prime Interest Rate.

(c)
No subsequent adjustment shall be made pursuant to this Article 7 unless and only if written notice of a request for an adjustment has been given by one Party to the other within twelve (12) months of Closing Time.

(d)	If the Parties hereto are unable to agree on any matters arising under Article 7, the determination of such matters may be referred to arbitration in accordance with Article 15.

ARTICLE 8
MAINTENANCE OF ASSETS

8.1	Maintenance of Assets

Until the Closing Time, Seller shall, to the extent that the nature of its interest permits, and subject to the Contracts and any other agreements and documents to which the Assets are subject:

(a)
maintain the Assets in a proper and prudent manner in accordance with generally accepted oil and gas industry practices, consistent with Seller's past practices and shall carry on its business in respect of the Assets in substantially the same manner as prior to the execution of this Agreement and in material compliance with all applicable laws, rules, regulations, orders and directions of governmental and other competent authorities;

(b)	pay or cause to be paid all costs and expenses relating to the Assets which become due from the date hereof to the Closing Time; and

(c)	perform and comply with all covenants and conditions contained in the Contracts and any other agreements and documents to which the Assets are subject.

8.2	Consent of Purchaser

Notwithstanding Section 8.1, Seller shall not, without the written consent of Purchaser, which consent shall not be unreasonably withheld by Purchaser and which, if provided, shall be provided in a timely manner:

(a)
make any commitment or propose, initiate or authorize any capital expenditure with respect to the Assets of which Seller's share is in excess of $50,000.00, except in case of an emergency or in respect of amounts which Seller may be committed to expend or be deemed to authorize for expenditure without its consent;

(b)	surrender or abandon any of the Assets;

(c)	amend or terminate any material Contract or Lease, or enter into any new material agreement or commitment relating to the Assets; or

(d)	sell, encumber or otherwise dispose of any of the Assets or any part or portion thereof excepting sales of the Hydrocarbons or any of them in the normal course of business.

ARTICLE 9
PRE-CLOSING COVENANTS

9.1	Production of Documents

During normal business hours until the Closing Time, Seller shall make available to Purchaser and Purchaser's Counsel in Seller's offices in Houston the Leases, Records and Contracts and any other agreements and documents to which the Assets are subject to the extent they are in Seller's possession.

9.2	Inspection of Assets

Seller shall permit Purchaser's authorized representative to conduct, during normal business hours and at Purchaser's sole risk, cost and expense, reasonable on-site inspections of the Assets operated by Seller. PURCHASER SHALL INDEMNIFY AND DEFEND SELLER AND ITS AFFILIATES AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, SERVANTS, AGENTS AND EMPLOYEES FROM AND AGAINST ANY AND ALL LOSSES ARISING FROM SUCH INSPECTIONS, NOTWITHSTANDING THE NEGLIGENCE, WHETHER SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, STRICT LIABILITY, STATUTORY LIABILITY OR OTHER FAULT OF ANY SUCH INDEMNIFIED PARTY, OR THE EXISTENCE OF ANY DEFECT, WHETHER KNOWN OR UNKNOWN, PATENT, LATENT OR OTHERWISE.

9.3	Hedge

Within one (1) Business Day after the execution of this Agreement, Purchaser shall (or shall cause its parent company, Vanguard Natural Gas, LLC (“VGN”) to) arrange a financial hedge in accordance with the schedule set forth on Schedule “X” of oil production from the Assets commencing on February 1, 2008 or March 1, 2008 (as specified by Purchaser) (the “Hedge”). Upon Purchaser’s arrangement of the Hedge, Seller shall enter into the Hedge if, as determined by Seller, the counterparty to the Hedge consents without qualification to permit Seller's assignment of the Hedge to VGN at Closing, and the counterparty to the Hedge agrees, upon any such assignment, to release Seller fully from any and all liabilities and obligations under the Hedge. Purchaser agrees that, upon any such assignment, Purchaser shall cause VGN to assume fully any and all liabilities and obligations under the Hedge. At Closing, Seller shall assign, and Purchaser shall cause VGN to assume, the Hedge by having VGN execute a Novation Agreement in the form of such Novation Agreement attached hereto as Schedule “L”. The “Novation Date”, as such term is used herein (and as such term is used in the relevant documents comprising and governing the novation of the Hedge) shall be the date upon which Closing occurs. If Closing does not occur on or before March 31, 2008, then on or before April 3, 2008, Seller shall determine and Purchaser shall pay to Seller the Breakage Costs (as defined below). As used herein, “Breakage Costs” means all costs and losses, if any, which the Seller has incurred, incurs or would incur to terminate and liquidate the Hedge, including, without limitation, settlement payments made or due, valuation loss, reasonable attorney fees, loss of bargain, cost of funding, other costs and losses incurred in terminating related trade positions. Seller may determine its valuation loss by reference to an offer from the Hedge counterparty to terminate and liquidate the Hedge. The Parties hereby agree that Purchaser shall pay Seller the Breakage Costs regardless of whether or not Seller terminates and liquidates the Hedge. Further, the Parties agree that in the event that Seller is to receive any proceeds from the Hedge counterparty upon termination and liquidation of the Hedge (a “Valuation Gain”) or Seller has received any settlement payments, then Seller shall be entitled to retain such Valuation Gain and settlement payments; and, in the event that the Breakage Costs which Seller would incur should it terminate and liquidate the Hedge exceed the sum of such Valuation Gain and settlement payments, Purchaser shall pay to Seller the amount by which the Breakage Costs exceed the sum of such Valuation Gain and settlement payments. Notwithstanding the provisions of Section 13.2 below, Purchaser shall, within thirty (30) Business Days after termination of this Agreement in accordance with Section 13.1, pay Seller all amounts owed under this Section 9.3. This Section 9.3 shall survive the termination of this Agreement.

9.4	Consents

Seller will use commercially reasonable efforts to aid Purchaser in obtaining any necessary consents requested by Purchaser to assign and transfer any transferrable seismic data licenses relating to the Assets, at Purchaser’s sole cost and expense.

9.5	Audit

Following the date hereof, Purchaser, at Purchaser’s expense, may engage an auditing firm to conduct an audit of the revenues and expenses attributable to the Assets for the period from January 1, 2005 through the Closing Time. Seller agrees that, for a period commencing with the date of this Agreement and ending ninety (90) days after the Closing Time, it will cooperate and assist such auditors including, without limitation, making available (at Purchaser’s sole cost and expense) books, records, and personnel reasonably requested by such auditing firm.

ARTICLE 10
TITLE DEFECTS

10.1	Notice of Title Defects

From time to time, as soon as reasonably practicable after determination, and in any event no later than ten (10) days prior to Closing, Purchaser shall notify Seller in writing of Title Defects in the Assets. Such notice shall include a description of each Title Defect and the Property affected thereby, the Allocated Value of such Property and the amount, in Purchaser's opinion acting reasonably, by which the Allocated Value of each affected Property has been reduced by the Title Defect. Failure to include a Title Defect in a written notice shall be deemed to be a waiver of such Title Defect for the purposes of this Section 10.1.

10.2	Rectification by Seller

(a)
Prior to the Closing Time, Seller shall use all reasonable efforts to cure or rectify the Title Defects of which Purchaser gives notice pursuant to Section 10.1. If any such Title Defects are not cured or removed at or prior to the Closing Time:

(i)	Purchaser may waive the uncured Title Defects, in which case all of Seller's interest in and to the Assets shall be purchased by Purchaser without an adjustment to the Purchase Price; or

(ii)
Purchaser may purchase the Assets, in which case the Purchase Price shall, subject to Section 10.2(c), be reduced by the amount by which the Allocated Value for each affected Property is reduced by the Title Defect; provided however, Seller may, at its sole option, elect to retain some or all of the Assets affected by the uncured Title Defects; or

(b)
where the cumulative amount by which the value of the Assets has been reduced by Title Defects is, in Seller's opinion acting reasonably, twenty percent (20%) or more of the Purchase Price, Purchaser or Seller may terminate this Agreement upon written notice to the other, in which case the Parties shall have no further obligation to each other, except for obligations arising pursuant to Sections 13.2 and 16.13.

(c)
No adjustment to the Purchase Price ("Title Defect Adjustment") for Title Defects shall be made unless and until the individual value of each Title Defect exceeds $25,000.00 and the aggregate value of all Title Defects exceeds two and one-half percent (2.5%) of the Purchase Price, and then the Title Defect Adjustment shall be made only to the extent the aggregate value of all Title Defects exceeds two and one-half percent (2.5%) of the Purchase Price.

10.3	Value Disputes

If Seller disagrees with the value of a Title Defect allocated by Purchaser to an affected interest, the Parties shall forthwith meet in good faith to discuss the issue. If after such a meeting the issue has not been resolved or if a Party does not forthwith meet to discuss the issue, the issue shall be referred to Netherland Sewell and Associates Inc. (the "Title Valuation Referee") for determination. The Parties shall direct the Title Valuation Referee to resolve any such dispute within three (3) days after its receipt of all relevant materials pertaining thereto, being in no event greater than five (5) days after referral of the matter to the Title Valuation Referee.  The Title Valuation Referee shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter.  Seller and Purchaser shall share equally the Title Valuation Referee’s costs, fees and expenses (including attorney’s fees).  The determination of the Title Valuation Referee shall be made in writing, shall be binding upon and non-appealable by the Parties and shall not be subject to further review, audit or arbitration.

ARTICLE 11
ENVIRONMENTAL DEFECTS

11.1	Notice of Environmental Defects

From time to time, as soon as reasonably practicable after determination, and in any event no later than ten (10) days prior to Closing, Purchaser shall notify Seller in writing of any Environmental Liabilities affecting the Assets. Such notice shall include a description of each Environmental Liability and the Property affected thereby, the Allocated Value for each affected Property and the estimated cost to remediate for each affected Property. Failure to specify any Environmental Liability in a written notice shall be deemed to be a waiver of such Environmental Liability for the purposes of this Section 11.1.

11.2	Rectification by Seller

(a)
Prior to the Closing Time, Seller shall use all reasonable efforts to cure or rectify the Environmental Liabilities of which Purchaser gives notice pursuant to Section 11.1. If such Environmental Liability is not cured or removed at or prior to the Closing Time:

(i)	Purchaser may waive the uncured Environmental Liabilities, in which case all of Seller's interest in and to the Assets shall be purchased by Purchaser without an adjustment to the Purchase Price; or

(ii)
Purchaser may purchase the Assets, in which case the Purchase Price shall, subject to Section 11.2(c), be reduced by the estimated cost to remediate the affected Property as such cost is determined by Seller; provided however, Seller may, at its sole option, elect to retain some or all of the Assets affected by the uncured Environmental Liabilities; or

(b)
where the cumulative amount by which the value of the Assets has been reduced by Environmental Liabilities is, in Seller's opinion acting reasonably, twenty percent (20%) or more of the Purchase Price, Purchaser or Seller may terminate this Agreement upon written notice to the other, in which case the Parties shall have no further obligation to each other hereunder, except for obligations arising pursuant to Sections 13.2 and 16.13.

(c)
No adjustment to the Purchase Price ("Environmental Defect Adjustment") for Environmental Liabilities shall be made unless and until the individual value of each unrelated Environmental Liability exceeds $100,000 and the aggregate value of all Environmental Liabilities exceeds two and one-half percent (2.5%) of the Purchase Price; and then the Environmental Defect Adjustment shall be made only to the extent the aggregate value of all Environmental Liabilities equals or exceeds two and one-half percent (2.5%) of the Purchase Price.

11.3	Value Disputes

If Seller disagrees with the value allocated by Purchaser to an Environmental Liability, the Parties shall forthwith meet in good faith to discuss the issue. If after such a meeting the issue has not been resolved or if a Party does not forthwith meet to discuss the issue, the issue shall be resolved by arbitration in accordance with the provisions of Article 15.

11.4	Cumulative Value Reduction

Where the cumulative amount by which the value of the Assets has been reduced by Title Defects and Environmental Liabilities is 25% or more of the Purchase Price, Purchaser or Seller may terminate this Agreement upon written notice to the other, in which case the Parties shall have no further obligation to each other hereunder, except for obligations arising pursuant to Sections 13.2 and 16.13.

ARTICLE 12
THIRD PARTY RIGHTS AND CONSENTS

12.1	Consents

Where an assignment of any of the Assets requires the consent of Third Parties, Seller shall use all reasonable efforts to obtain such consents prior to Closing. After Closing, Seller shall cooperate with Purchaser in Purchaser's attempts to secure such consents.

12.2	Rights of First Refusal

(a)
If all or any portion of the Assets is subject to a Right of First Refusal, then Seller shall promptly serve all notices as are required thereunder and shall otherwise comply with the provisions thereof. Schedule "O" of this Agreement sets forth all Rights of First Refusal pertaining to the Properties. The Allocated Values for such Properties shall be used for the purposes of Rights of First Refusal notices. Unless otherwise agreed by Purchaser, each such notice shall include a request for a waiver of any Right of First Refusal to purchase any of the Properties.

(b)
Purchaser may not waive the existence or operation of any Right of First Refusal. If a Right of First Refusal is exercised, the Properties which are subject thereto shall not be sold to Purchaser pursuant hereto but shall be deleted from and cease to be subject to this Agreement but Purchaser shall nevertheless purchase the Properties which are not subject to such exercised Rights of First Refusal. If Closing shall not have occurred by January 31, 2008 because not all Rights of First Refusal have been exercised or waived by the holders thereof or the time periods within which such rights may be exercised shall not have expired, Seller shall have the right, at its sole discretion, to exclude any Property(ies) affected by such Right(s) of First Refusal from this Agreement, but, in such case, Purchaser shall nevertheless purchase the Properties which are not so excluded from this Agreement.

(c)	If a particular Property is excluded from the Closing pursuant to Section 12.2(b):

(i)
the term "Assets", "Leases", "Mineral Rights", "Wells", “Hydrocarbons”, “Real Property”, “Equipment”, “Pipelines”, “Easements”, “Contracts”, “Imbalances” and "Records" shall be construed as meaning only that portion of the subject matter of those terms with respect to which Closing occurs and the Schedules shall be deemed to be revised to reflect the deletion of such Assets therefrom; and

(ii)	the Purchase Price of the Assets shall be reduced by the aggregate Allocated Value of all affected Properties with respect to which Closing does not occur.

ARTICLE 13
TERMINATION OF AGREEMENT

13.1	Termination

This Agreement and the transactions contemplated hereby may be terminated in the following instances:

(a)	By Seller if any of the conditions set forth in Section 4.2 are not satisfied in all material respects or waived on or before the Closing Time.

(b)	By Purchaser if any of the conditions set forth in Section 4.1 are not satisfied in all material respects or waived on or before the Closing Time.

(c)	At any time by the mutual written agreement of Purchaser and Seller.

(d)	By either Party in accordance with the definition of “Closing Time” set forth herein.

(e)	By either Party pursuant to Sections 10.2(b), 11.2(b) or 11.4.

13.2	Liabilities Upon Termination or Breach.

(a)
In the event of the termination of this Agreement by Seller in accordance with Sections 13.1(a) or 13.1(d) above, Seller shall have no liability hereunder of any nature whatsoever to Purchaser, including any liability for Damages. If Purchaser terminates this Agreement in accordance with Section 13.1(b) or 13.1(d) above, or either Party terminates this Agreement pursuant to Sections 13.1(c) and 13.1(e) above, Purchaser shall have no liability hereunder of any nature whatsoever to Seller including any liability for Damages and Seller shall return the Deposit with all interest earned thereon, and the return of the Deposit shall constitute the sole and exclusive remedy of Purchaser as a result of any breach of this Agreement. If Purchaser terminates this Agreement other than in accordance with Sections 13.1(b), 13.1(c), 13.1(d) or 13.1(e) or, if Seller terminates this Agreement in accordance with Section 13.1(a) or 13.1(d), Seller shall retain the Deposit with all interest earned thereon and shall apply the Deposit against the amount of Seller’s Damages as liquidated damages in respect of Seller’s Damages, and the retention of such Deposit (together with such amounts as may be owed to Seller under Section 9.3. and such remedies as may be available to Seller under the Confidentiality Agreement) shall constitute the sole and exclusive remedy of Seller as a result of any breach of this Agreement.

(b)	The remedies set forth in this Section 13.2 shall be the Parties’ sole and exclusive remedies in respect of the actions contemplated under this Section 13.2.

ARTICLE 14
OBLIGATIONS AFTER CLOSING

14.1	Transfer of Operatorship

Seller covenants with Purchaser that Seller shall reasonably cooperate with Purchaser in order to obtain the appropriate consents and approvals for the assignment and transfer to Purchaser of operatorship of those of the Assets of which Seller is currently the Operator.

14.2	Removal of Signs

At and after Closing, Seller may remove any signs which indicate its ownership or operation of the Assets. Purchaser will be responsible to erect or install signs required by governmental agencies to indicate where applicable that Purchaser is the operator of the Assets and to notify other working interest owners, gas purchasers, suppliers, contractors, governmental agencies and other Third Parties of Purchaser's interest in the Assets on and after Closing.

ARTICLE 15
ARBITRATION

15.1	General Arbitration Provisions

If any matter upon which the Parties do not agree is required to be referred to arbitration pursuant to the terms of this Agreement or if the Parties agree to refer any matter arising hereunder to arbitration, the following procedures and principles shall govern such arbitration:

(a)
Appointment of Arbitrator(s): Upon written demand of either Seller or Purchaser, representatives of Purchaser and Seller shall meet and attempt to appoint a single arbitrator. In the event that such representatives are unable to agree on a single arbitrator, then upon written demand by either Seller or Purchaser, each shall, within ten (10) days of such demand, name an arbitrator. If either Seller or Purchaser shall fail to name an arbitrator within ten (10) days from such demand, the administrator of the Houston office of the AAA shall provide the Parties with a list of potential arbitrators from the National Panel of Commercial Arbitrators maintained by the AAA (subject to the qualification requirements of this Article 15) and an arbitrator for the non-responsive Party shall be determined in accordance with the procedures set forth in Section R-13.b of the Commercial Arbitration Rules of the AAA. The two arbitrators so chosen shall select a third arbitrator within ten (10) days after the second arbitrator has been selected. If the Party-appointed arbitrators cannot reach agreement upon the third arbitrator within the ten (10) day period, the third arbitrator shall be selected in accordance with the procedures set forth in Section R-15.c of the Commercial Arbitration Rules of AAA, provided that, all potential arbitrators shall meet the qualification requirements of this Article 15.

(b)
Qualification of Arbitrator(s): All arbitrators must (i) be neutral persons who have never been officers, directors, employees, or consultants or had other business relationships with the Parties or any of their Affiliates, officers, directors or employees, and (ii) have not less than seven (7) years recent experience in the U.S. oil and gas industry relevant to the matters in dispute.

(c)
Proceedings: Any hearings shall be conducted in Houston, Texas and shall commence as soon as practicable after the selection of the third arbitrator. The arbitrator or arbitrators chosen shall proceed immediately to hear and determine the question or questions in dispute. The decision of the arbitrators, or a majority of them, shall be made within forty-five (45) days after the appointment of the third arbitrator, subject to any reasonable delay due to unforeseen circumstances. In the event the arbitrators, or a majority of them, fail to make a decision within the period herein prescribed, then either Party thereto may elect to have new arbitrators chosen in the manner herein prescribed, as if none had previously been selected. The Parties and the arbitrators should proceed diligently and in good faith so that the award can be made as promptly as possible. The arbitrators shall have no right or authority to grant or award indirect, consequential, punitive or exemplary damages of any kind.

(d)	Decision: The decision of the arbitrators, or a majority of them, shall be drawn up in writing and signed by the by the arbitrators, or a majority of them.

(e)	Compensation: The compensation and expenses of the single arbitrator or the arbitrators shall be borne equally by the Parties.

(f)
Governing Law: Arbitration pursuant hereto shall be governed in all respects not addressed herein by the provisions of the Commercial Arbitration Rules of the AAA as in effect on the date of this Agreement, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code) and the regulations thereunder.

ARTICLE 16
GENERAL

16.1	Further Assurances

Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement. Until Purchaser is novated, with respect to the Assets, into the Contracts and any other agreements and documents to which the Assets are subject, Seller shall act as Purchaser's agent (including without limitation to serve operation notices and authorizations for expenditure) as Purchaser reasonably and lawfully directs. Purchaser shall be liable to Seller and shall, in addition, indemnify Seller from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Seller arising in connection with all acts or omissions of Seller in its capacity as agent of Purchaser to the extent such acts and omissions were expressly or impliedly authorized by Purchaser.

16.2	No Merger

The covenants, representations, warranties and indemnities contained in this Agreement shall be deemed to be restated in any and all assignments, conveyances, transfers and other documents conveying the interests of Seller in and to the Assets to Purchaser, subject to any and all time and other limitations contained in this Agreement. There shall not be any merger of any covenant, representation, warranty or indemnity in such assignments, conveyances, transfers and other documents notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

16.3	Entire Agreement

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail. This Agreement and that certain letter agreement among Purchaser, and Apache Corporation, dated effective as of November 12, 2007 (the "Confidentiality Agreement") supersedes all other agreements (executed and unexecuted), documents, writings and verbal understandings among the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof. Notwithstanding the foregoing, it is understood and agreed that the Confidentiality Agreement shall, with respect to the Assets, terminate as of the Closing Time, but, with respect to any other properties covered thereby not included within the Assets, shall remain in full force and effect in accordance with its terms and is not superseded or modified by this Agreement.

16.4	Subrogation

The assignment and conveyance to be effected by this Agreement is made, to the extent permitted, with full right of substitution and subrogation of Purchaser in and to all covenants, representations, warranties and indemnities previously given or made by others in respect of the Assets or any part or portion thereof.

16.5	Governing Law

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the State of Texas and shall, in all respects, be treated as a contract made in the State of Texas. The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the State of Texas and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

16.6	Enurement

Except for assignments to an affiliate, this Agreement may not be assigned prior to Closing by Purchaser without the prior written consent of Seller, which consent may be unreasonably and arbitrarily withheld. No assignment of this Agreement shall relieve the assigning Party of its obligations under this Agreement without the express written release of the other Party to this Agreement. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and permitted assigns.

16.7	Time of Essence

Time shall be of the essence in this Agreement.

16.8	Notices

The addresses for service and the fax numbers of the Parties shall be as follows:

Seller -	Apache Corporation
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400

Attention: John J. Christmann, IV
Vice President - Business Development
Fax: (713) 296-6459

copy to:	General Counsel (at the same address above)
Fax: (713) 296-6458

Purchaser -	Vanguard Permian, LLC
7700 San Felipe, Suite 485
Houston, Texas 77063

Attention: Scott W. Smith
Fax: (832) 327-2260

All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(a)	by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

(b)
by confirmed facsimile transmission to a Party to the fax number of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted; or

(c)
except in the event of an actual or threatened postal strike or other labor disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the third Business Day following the date of mailing.

A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party in accordance with the provisions hereof.

16.9	Invalidity of Provisions

In case any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

16.10	Waiver

No failure on the part of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any right or remedy in law or in equity or by statute or otherwise conferred. No waiver of any provision of this Agreement, including without limitation, this Section, shall be effective otherwise than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of the Party making such waiver.

16.11	Amendment

This Agreement shall not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

16.12	Agreement not Severable

This Agreement extends to the whole of the Assets and is not severable without Purchaser's express written consent or as otherwise herein provided.

16.13	Confidentiality

Until Closing has occurred, each Party shall keep confidential all information obtained from the other Party in connection with the Assets and shall not make any public announcements or release any information concerning this Agreement and the transactions herein provided for, without first consulting, and obtaining the prior written consent of, the other Party, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent a Party at any time from furnishing information: (i) to any governmental agency or regulatory authority or to the public if required by applicable law, provided that the Parties shall advise each other in advance of any public statement which they propose to make; or (ii) to consultants or financial institutions engaged by Purchase to evaluate this transaction and approved in advance by Seller, such approval not to be unreasonably withheld; or (iii) in connection with obtaining consents or complying with preferential, pre-emptive or first purchase rights contained in Contract and any other agreements and documents to which the Assets are subject; or (iv) to procure the consent, if any, required of Seller's lenders.

16.14	Announcements

Except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Purchaser nor Seller shall, prior to (or in connection with) Closing, issue any press release or other public disclosure concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

16.15	Limit of Liability

In no event shall the liability of Seller to Purchaser in respect of any and all claims of Purchaser arising out of or in connection with this Agreement exceed, in the aggregate, fifty percent (50%) of the Purchase Price, taking into account any and all increases or decreases to the Purchase Price that occur by virtue of the terms of this Agreement. Nothing contained in this Agreement shall impose any liability on Seller or Purchaser for indirect or consequential damages, including without limitation, business loss, loss of profit or economic loss.

16.16	Suspense Accounts

The responsibility for payment of amounts held in suspense by Seller for periods prior to the Effective Time as to any of the Assets (such as suspended Royalties held in the ordinary course of business as a result of Title Defects or changes of ownership) and the funds so held shall be transferred to Purchaser at Closing. Any such items accruing to suspense on account of production from and after the Effective Time shall be the responsibility of Purchaser. At Closing, or, with respect to any Asset that Seller continues to operate or manage after Closing pursuant to any written transition arrangement with Purchaser, such later time as Seller ceases to operate or manage such Asset, Purchaser shall assume all responsibility for such accounts and shall indemnify and hold Seller and its directors, officers, servants, agents and employees harmless from any claim or liability with respect thereto.

16.17	Privacy Covenants

In addition to and notwithstanding its other obligations herein, the Purchaser covenants and agrees to:

(a)
prior to the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information solely for the purposes of reviewing, determining to proceed with and completing the transactions contemplated herein, and only collect, use and disclose such information to the extent necessary to meet such purpose and as authorized or permitted by law;

(b)	after the completion of the transactions contemplated herein:

(i)
collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates, unless:

(A)	the Purchaser has first notified such individual of such additional purpose, and where required by law, obtained the consent of such individual to such additional purpose, or

(B)	such use or disclosure is permitted or authorized by law, without notice to, or consent from, such individual; and

(ii)
where required by law, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to the Purchaser;

(c)	return or destroy the Transferred Information, at the option of the Seller, should the transactions contemplated herein not be completed; and

(d)	where the disclosure or transfer of Transferred Information to the Purchaser requires the consent of, or the provision of notice to, the individual to which such Transferred Information relates, to:

(i)
not require or accept the disclosure or transfer of such Transferred Information until the Seller has first notified such individual of such disclosure or transfer and the purpose for same and, where required by law, obtained the individual’s consent to same; and

(ii)	only collect, use and disclose such information to the extent necessary to complete the transactions contemplated herein and as authorized or permitted by law.

16.18	Waiver of Consumer Rights

As partial consideration for the Parties entering into this Agreement, each Party can and does hereby waive the provisions of the Texas Deceptive Trade Practices Consumer Protection Act, Article 17.41 et seq., Texas Business and Commerce Code, a law that gives consumers special rights and protection, and all other consumer protection laws of the State of Texas, or of any other state that may be applicable to this transaction, that may be waived by such Party. It is not the intent of either Party to waive and neither Party does waive any law or provision thereof that is prohibited by law from being waived. Each Party represents that it has had an adequate opportunity to review the preceding waiver provision, including the opportunity to submit the same to legal counsel for review and advice and after consultation with an attorney of its own selection voluntarily consents to this waiver, and understands the rights being waived herein.

16.19	No Partnership Created

It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and neither Party is authorized to act as an agent or principal for the other Party with respect to any matter related hereto.

16.20	Counterpart and Facsimile

This Agreement may be executed in separate counterparts and delivered by facsimile and each counterpart when so executed and delivered, will be deemed to be an original all of which when taken together will constitute one and the same instrument, and production of an originally executed or facsimile copy of each counterpart execution page will be sufficient for purposes of proof of the execution and delivery of this Agreement. Any Party delivering this Agreement by facsimile undertakes to deliver, within a reasonable time, an executed original.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:		PURCHASER:

APACHE CORPORATION		VANGUARD PERMIAN, LLC

By:	/s/ John J. Christmann	By:	Vanguard Natural Gas, LLC
	John J. Christmann, IV		Its Sole Member
Vice President
		By:	Vanguard Natural Resources, LLC
Its Sole Member

		By:	/s/ Scott W. Smith
Scott W. Smith
President and Chief Executive Officer